QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	Investor Contacts:
	Tom Joyce 703/810-5610 Martha Holler 703/810-5178	Steve McGarry 703/810-7746 Nam Vu 703/810-7723

SLM CORPORATION (NYSE: SLM) ANNUAL LOAN ORIGINATIONS GROW 23 PERCENT,
TOTAL $15.2 BILLION

Company's Total Managed Portfolio Approaches $89 Billion;
Fee-Based Businesses Grow 25 Percent in 2003

RESTON, Va., Jan. 15, 2004—SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, today reported fourth-quarter and year-end results that include a record $15.2 billion in annual preferred-channel loan originations, a 23-percent increase from the prior year. Preferred-channel loans are originated through Sallie Mae's owned or affiliated brands, and provide the engine for the company's market leadership in education finance.

        "Like the higher education industry that we serve, Sallie Mae grew dramatically in 2003," said Albert L. Lord, vice chairman and chief executive officer. "We expect more growth in 2004. We will deliver even better products and service. This formula satisfies school customers and rewards shareholders."

        Sallie Mae reports financial results on a GAAP basis and also presents certain non-GAAP or "core cash" performance measures. The company's equity investors, credit rating agencies and debt capital providers use these "core cash" measures to monitor the company's business performance.

        Sallie Mae reported fourth-quarter 2003 GAAP net income of $264 million, or $.57 per diluted share (split adjusted), compared to $306 million, or $.64 per diluted share (split adjusted), in the year-ago period. For the year ended Dec. 31, 2003, GAAP net income was $1.53 billion, or $3.29 per diluted share, compared to $792 million, or $1.64 per diluted share (both per diluted share figures split adjusted), in 2002.

        "Core cash" net income for the quarter was $285 million, or $.62 per diluted share, up from $147 million or $.31 per diluted share (split adjusted) in the year-ago quarter. During the quarter, the company revised several accounting estimates driven primarily by the growth in loan consolidations. In addition, the company's tax provision was lower for the quarter as a result of favorable conclusions reached on certain tax matters. The cumulative effect from these changes on "core cash" net income was $55 million, recognized in the fourth quarter, or $.12 per diluted share.

        "Core cash" net income for the year was $926 million, or $1.97 per diluted share (split adjusted), a 34-percent increase from the prior year's $690 million. "Core cash" net interest income was $482 million for the quarter, a 27-percent increase from the year-ago quarter's $379 million, exclusive of an impairment charge recognized in the fourth quarter 2002.

        "Core cash" other income, which consists primarily of fees earned from guarantor servicing and debt management, was $192 million for the 2003 fourth quarter, and $644 million for the year, compared with $124 million for the year-ago quarter and $502 million for 2002. "Core cash" operating expenses were $248 million for the quarter and $781 million for the year, up from $171 million in the year-ago quarter and $663 million for 2002. The increases in both "core cash" other income and operating expenses were due largely to the sale of the company's headquarters building and a one-time donation of the net proceeds to The Sallie Mae Fund.

        A description of the "core cash" treatment and a full reconciliation to the GAAP income statement can be found at www.salliemae.com.

        Total equity for the company at Dec. 31, 2003, was $2.6 billion, up from the year ago total of $2.0 billion. Tangible capital was 2.0 percent of managed assets at Dec. 31, 2003, compared to 1.6 percent as of Dec. 31, 2002. The company continues to transition from a government-sponsored entity (GSE), and at quarter end, more than 78 percent of managed student loans were funded through non-GSE sources.

        In May, the company announced a three-for-one stock split in the form of a stock dividend of two additional shares for every one share already outstanding effective June 20, 2003.

        The company will host its regular earnings conference call today at noon. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company's performance. Individuals interested in participating should call the following number today, Jan. 15, 2004, starting at 11:45 a.m. EST: (877) 356-5689 (USA and Canada) or (706) 679-0623 (International). The conference call will be replayed continuously beginning Thursday, Jan. 15, at 3:30 p.m. EST and concluding at 11:59 p.m. EST on Thursday, Jan. 22. Please dial (800) 642-1687 (USA and Canada) or dial (706) 645-9291 (International) and use access code 4801599. In addition, there will be a live audio Web cast of the conference call, which may be accessed at www.salliemae.com. A replay will be available 30-45 minutes after the live broadcast.

*    *    *

Statements in this release referring to expectations as to future market share, the successful consummation of any business acquisitions and other future developments are forward-looking statements, which involve risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations, and from changes in such laws and regulations, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, and changes in the general interest rate environment. For more information, see the company's filings with the Securities and Exchange Commission.

*    *    *

SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, is the nation's leading provider of education funding, managing nearly $89 billion in student loans for more than 7 million borrowers. The company primarily provides federally guaranteed student loans originated under the Federal Family Education Loan Program (FFELP), and offers comprehensive information and resources to guide students, parents and guidance professionals through the financial aid process. Sallie Mae was established in 1973 as a government-sponsored enterprise (GSE) called the Student Loan Marketing Association, and began the privatization process in 1997. Since then, the parent company name has changed, most recently to SLM Corporation. Through its specialized subsidiaries and divisions, Sallie Mae also provides an array of consumer credit loans, including those for lifelong learning and K-12 education, and business and technical products and services for colleges and universities. More information is available at http://www.salliemae.com. SLM Corporation and its subsidiaries, other than the Student Loan Marketing Association, are not sponsored by or agencies of the United States.

#    #    #

SLM CORPORATION
Supplemental Earnings Disclosure
December 31, 2003
(Dollars in millions, except earnings per share)

	Quarters ended			Years ended December 31,
	December 31, 2003	September 30, 2003	December 31, 2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
SELECTED FINANCIAL INFORMATION AND RATIOS — (GAAP Basis)
Net income	$264	$480	$306	$1,534	$792
Diluted earnings per common share, after cumulative effect of accounting change*	$.57	$1.04	$.64	$3.29	$1.64
Return on assets	1.88%	3.50%	2.42%	2.91%	1.60%
Student loan spread	1.47%	1.89%	1.96%	1.82%	1.93%
NON-GAAP INFORMATION (See Explanation Below)
"Core cash" net income	$285	$228	$147	$926	$690
"Core cash" diluted earnings per common share*	$.62	$.49	$.31	$1.97	$1.43
"Core cash" return on assets	1.15%	.94%	.69%	1.00%	.84%
"Core cash" student loan spread	2.21%	1.92%	1.91%	2.00%	1.88%
OTHER OPERATING STATISTICS
Average on-balance sheet student loans	$47,305	$44,839	$43,816	$45,127	$43,082
Average off-balance sheet student loans	39,908	39,803	33,733	38,205	32,280

Average managed student loans	$87,213	$84,642	$77,549	$83,332	$75,362

Ending on-balance sheet student loans, net	$50,047	$45,684	$42,339
Ending off-balance sheet student loans, net	38,742	40,127	35,785

Ending managed student loans, net	$88,789	$85,811	$78,124

Ending managed FFELP student loans, net	$80,480	$78,097	$72,310
Ending managed private credit student loans, net	8,309	7,714	5,814

Ending managed student loans, net	$88,789	$85,811	$78,124

*
In May 2003, the Company announced a three-for-one stock split of the Company's common stock to be effected in the form of a stock dividend. The additional shares were distributed on June 20, 2003 for all shareholders of record on June 6, 2003. All share and per share amounts presented have been retroactively restated for the stock split. Stockholders' equity has been restated to give retroactive recognition to the stock split for all periods presented, by reclassifying from additional paid-in capital to common stock, the par value of the additional shares issued as a result of the stock split.

Non-GAAP "Core Cash" Earnings

        In accordance with the Rules and Regulations of the SEC, we prepare financial statements in accordance with generally accepted accounting principles ("GAAP"). In addition to evaluating the Company's GAAP-based financial information, management, credit rating agencies, lenders and analysts also evaluate the Company on certain non-GAAP performance measures that we refer to as "core cash" earnings. While "core cash" measures are not a substitute for reported results under GAAP, we rely on "core cash" measures in operating our business because we believe they provide additional information on the operational and performance indicators that are most closely assessed by management.

        The Company reports pro forma "core cash" earnings, which is the primary financial performance measure used by management not only in developing the financial plans and tracking results, but also in establishing corporate performance targets and determining incentive compensation. Management also relies on several other non-GAAP performance measures related to "core cash" earnings to evaluate the Company's performance. Our "core cash" earnings measures are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. "Core cash" earnings reflect only current period adjustments to GAAP earnings as described below. Accordingly, the Company's "core cash" earnings presentation does not represent another comprehensive basis of accounting. A more detailed discussion of the differences between GAAP earnings and "core cash" earnings calculations follows.

1)
Securitization: Under GAAP, certain securitization transactions are accounted for as sales of assets. "Core cash" earnings present all securitization transactions as long-term non-recourse financings. The upfront "gains" on sale from securitization as well as ongoing "servicing and securitization revenue" presented by GAAP are excluded from "core cash" earnings and replaced by the interest income, provision for loan losses, and interest expense as they are earned or incurred on the securitized loans.

2)
Floor Income: The Company earns Floor Income on its student loan portfolio in certain declining interest rate environments. The timing and amount (if any) of Floor Income are uncertain and in excess of expected spreads and, therefore, the Company excludes such income from "core cash" earnings.

The Company employs derivatives, primarily Floor Income Contracts and futures, to economically hedge Floor Income. As discussed in more detail below, the derivatives do not qualify as effective accounting hedges and therefore are marked-to-market through the derivative market value adjustment. For "core cash" earnings, we reverse the effects of the SFAS No. 133 accounting and include the amortization of net premiums received on Floor Income Contracts in income. Since we exclude Floor Income, we also exclude net settlements on derivative contracts and gains and losses on sales of securities that were economically hedging Floor Income.

3)
Derivative Accounting: The Company employs certain derivatives to match the interest rate characteristics of its managed assets and liabilities. The Company believes that these derivatives are financially prudent and create effective economic hedges, but not all qualify for "hedge treatment" under SFAS No. 133 and, therefore, the stand alone derivative must be marked-to-market through earnings with no offsetting mark-to-market of the hedged item. "Core cash" earnings exclude the periodic unrealized gains and losses caused by the one-sided valuations, and recognize the economic effect of these hedges, which results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item's life.

Under SFAS No. 150, equity forward contracts that allow a net settlement option either in cash or the Company's stock are required to be accounted for in accordance with SFAS No. 133 as derivatives. As a result, the Company now accounts for its equity forward contracts as derivatives in accordance with SFAS No. 133 and periodically marks them to market through earnings. In accordance with SFAS No. 150, equity forward contracts that were entered into prior to June 1, 2003 and outstanding at July 1, 2003, were marked-to-market on July 1, and resulted in a gain which was reflected as a "cumulative effect of accounting change." This gain has been excluded from "core cash" results; subsequent changes in fair value after July 1, 2003 are also excluded from "core cash" earnings consistent with the SFAS No. 133 discussion above.

A recent interpretation of SFAS No. 133 requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions ("realized derivative market value adjustment") that do not qualify as hedges under SFAS No. 133 to be aggregated in the derivative market value adjustment on the income statement. As a result, the derivative market value adjustment includes both the unrealized changes in the fair value of our derivatives as well as the realized changes in the fair value related to derivative net settlements and dispositions. For "core cash" reporting purposes we have reclassified the net settlement income/expense from the derivative market value adjustment to the income statement line items of the economically hedged item. These reclassifications are summarized below in the table titled "`Core Cash' Derivative Reclassifications."

4)
Other items: "Core cash" earnings exclude the amortization of acquired intangibles, as well as gains and losses on certain sales of securities.

SLM CORPORATION
Consolidated Balance Sheets
(In thousands, except per share amounts)

	December 31, 2003	September 30, 2003	December 31, 2002
	(unaudited)	(unaudited)	(unaudited)
Assets
Federally insured student loans (net of allowance for losses of $23,787, $38,626 and $36,325, respectively)	$29,216,914	$30,976,881	$37,172,120
Federally insured student loans in trust (net of allowance for losses of $19,710 and $10,912, respectively)	16,354,805	9,677,258	—
Private credit student loans (net of allowance for losses of $168,212, $185,378 and $194,359, respectively)	4,475,510	5,029,310	5,167,555
Academic facilities financings and other loans	1,030,907	1,093,900	1,202,045
Cash and investments	8,001,351	7,383,960	4,989,803
Retained Interest in securitized receivables	2,475,836	2,749,130	2,145,523
Goodwill and acquired intangible assets, net	592,112	581,208	586,127
Other assets	2,463,216	2,444,911	1,911,832

Total assets	$64,610,651	$59,936,558	$53,175,005

Liabilities
Short-term borrowings	$18,735,385	$22,995,312	$25,618,955
Long-term notes	39,808,174	31,259,011	22,242,115
Other liabilities	3,437,046	3,038,251	3,315,985

Total liabilities	61,980,605	57,292,574	51,177,055

Commitments and contingencies*
Stockholders' equity
Preferred stock, par value $.20 per share, 20,000 shares authorized: 3,300; 3,300; and 3,300 shares, respectively, issued at stated value of $50 per share	165,000	165,000	165,000
Common stock, par value $.20 per share, 1,125,000 shares authorized: 447,678; 471,278; and 624,552 shares, respectively, issued	94,529	94,256	124,910
Additional paid-in capital	1,553,240	1,442,919	1,102,574
Accumulated other comprehensive income, net of tax	425,621	568,381	592,760
Retained earnings	941,284	755,687	2,718,226

Stockholders' equity before treasury stock	3,179,674	3,026,243	4,703,470
Common stock held in treasury at cost: 24,965; 20,643; and 166,812 shares, respectively	549,628	382,259	2,705,520

Total stockholders' equity	2,630,046	2,643,984	1,997,950

Total liabilities and stockholders' equity	$64,610,651	$59,936,558	$53,175,005

*
Commitments to purchase loans, lines of credit, letters of credit, and academic facilities financing letters of credit were $37.2 billion, $.9 billion, $2.0 billion, and $45.5 million, respectively, at December 31, 2003.

SLM CORPORATION
Consolidated Statements of Income
(In thousands, except per share amounts)

	Quarters ended			Years ended December 31,
	December 31, 2003	September 30, 2003	December 31, 2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Federally insured student loans	$446,164	$435,438	$489,902	$1,810,278	$2,111,463
Private credit student loans	50,373	83,500	92,247	310,567	338,591
Academic facilities financings and other loans	18,194	19,050	25,964	76,740	96,025
Investments	41,191	39,204	(20,815)	150,690	87,889

Total interest income	555,922	577,192	587,298	2,348,275	2,633,968
Interest expense	263,412	243,719	292,217	1,021,906	1,209,501

Net interest income	292,510	333,473	295,081	1,326,369	1,424,467
Less: provision for losses	26,791	41,695	34,066	147,480	116,624

Net interest income after provision for losses	265,719	291,778	261,015	1,178,889	1,307,843

Other income:
Gains on student loan securitizations	84,812	39,454	262,086	744,289	337,924
Servicing and securitization revenue	131,416	146,174	165,256	666,409	838,609
Derivative market value adjustment	(4,498)	91,041	(157,769)	(237,815)	(1,082,100)
Guarantor servicing fees	27,413	40,323	28,054	128,189	106,172
Debt management fees	68,772	78,275	48,864	258,544	185,881
Other	92,087	51,591	52,166	252,335	218,842

Total other income	400,002	446,858	398,657	1,811,951	605,328
Operating expenses	254,434	184,205	180,720	807,871	689,772

Income before income taxes and cumulative effect of accounting change	411,287	554,431	478,952	2,182,969	1,223,399
Income taxes	146,858	204,514	172,922	779,380	431,403

Income before cumulative effect of accounting change	264,429	349,917	306,030	1,403,589	791,996
Cumulative effect of accounting change	—	129,971	—	129,971	—

Net income	264,429	479,888	306,030	1,533,560	791,996
Preferred stock dividends	2,876	2,875	2,876	11,501	11,501

Net income attributable to common stock	$261,553	$477,013	$303,154	$1,522,059	$780,495

Basic earnings per common share:
Before cumulative effect of accounting change	$.58	$.77	$.66	$3.08	$1.69
Cumulative effect of accounting change	—	.29	—	.29	—

Basic earnings per common share, after cumulative effect of accounting change	$.58	$1.06	$.66	$3.37	$1.69

Average common shares outstanding	448,770	450,725	458,330	452,037	462,294

Diluted earnings per common share:
Before cumulative effect of accounting change	$.57	$.76	$.64	$3.01	$1.64
Cumulative effect of accounting change	—	.28	—	.28	—

Diluted earnings per common share, after cumulative effect of accounting change	$.57	$1.04	$.64	$3.29	$1.64

Average common and common equivalent shares outstanding	458,022	460,647	471,223	463,335	474,520

Dividends per common share	$.17	$.17	$.08	$.59	$.28

SLM CORPORATION
Pro-Forma "Core Cash"
Consolidated Statements of Income
(In thousands, except per share amounts)

	Quarters ended						Years ended December 31,
	December 31, 2003		September 30, 2003		December 31, 2002		2003	2002
	(unaudited)		(unaudited)		(unaudited)		(unaudited)	(unaudited)
Managed interest income:
Managed federally insured student loans		$746,240		$632,398		$674,455	$2,666,416	$2,864,215
Managed private credit student loans		98,792		118,799		99,893	426,456	346,237
Academic facilities financings and other loans		18,194		19,050		25,964	76,740	96,025
Investments		46,100		43,973		(20,731)	163,208	87,577

Total managed interest income		909,326		814,220		779,581	3,332,820	3,394,054
Managed interest expense		427,145		410,112		463,050	1,680,873	2,035,274

Net managed interest income		482,181		404,108		316,531	1,651,947	1,358,780
Less: provision for losses		26,565		42,817		34,065	130,138	130,869

Net managed interest income after provision for losses		455,616		361,291		282,466	1,521,809	1,227,911

Other income:
Guarantor servicing fees		27,413		40,323		28,054	128,189	106,172
Debt management fees		68,772		78,275		48,864	258,544	185,881
Other		96,179		49,253		46,806	257,322	210,739

Total other income		192,364		167,851		123,724	644,055	502,792
Operating expenses		247,712		177,229		171,302	780,961	663,487

Income before income taxes		400,268		351,913		234,888	1,384,903	1,067,216
Income taxes		115,618		123,533		88,179	459,021	376,893

"Core cash" net income		284,650		228,380		146,709	925,882	690,323
Preferred stock dividends		2,876		2,875		2,876	11,501	11,501

"Core cash" net income attributable to common stock		$281,774		$225,505		$143,833	$914,381	$678,822

"Core cash" basic earnings per common share	$	..63	$	..50	$	..31	$2.02	$1.47

Average common shares outstanding		448,770		450,725		458,330	452,037	462,294

"Core cash" diluted earnings per common share	$	..62	$	..49	$	..31	$1.97	$1.43

Average common and common equivalent shares outstanding		458,022		460,647		471,223	463,335	474,520

SLM CORPORATION
Pro-Forma "Core Cash"
Reconciliation of GAAP Net Income to "Core Cash" Net Income
(In thousands)

	Quarters ended			Years ended December 31,
	December 31, 2003	September 30, 2003	December 31, 2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
GAAP net income	$264,429	$479,888	$306,030	$1,533,560	$791,996
"Core cash" adjustments:
Net impact of securitization accounting	143,901	62,576	(255,364)	(306,789)	(282,226)
Net impact of derivative accounting	(166,663)	(250,374)	(51,207)	(502,339)	199,994
Net impact of Floor Income	2,625	(18,638)	58,061	(22,897)	(92,280)
Amortization of acquired intangibles and other	9,118	3,918	4,446	33,959	18,329

Total "core cash" adjustments before income taxes and cumulative effect of accounting change	(11,019)	(202,518)	(244,064)	(798,066)	(156,183)
Net tax effect (A)	31,240	80,981	84,743	320,359	54,510

Total "core cash" adjustments before cumulative effect of accounting change	20,221	(121,537)	(159,321)	(477,707)	(101,673)
Cumulative effect of accounting change	—	(129,971)	—	(129,971)	—

Total "core cash" adjustments	20,221	(251,508)	(159,321)	(607,678)	(101,673)

"Core cash" net income	$284,650	$228,380	$146,709	$925,882	$690,323

(A)
Such tax effect is generally based upon the Company's marginal tax rate for the respective period. The net tax effect excludes the impact of disallowed losses on equity forward contracts and income tax expense attributed to the Residual Interests in the securitized loans.

QuickLinks

SLM CORPORATION Supplemental Earnings Disclosure December 31, 2003 (Dollars in millions, except earnings per share)
SLM CORPORATION Consolidated Balance Sheets (In thousands, except per share amounts)
SLM CORPORATION Consolidated Statements of Income (In thousands, except per share amounts)
SLM CORPORATION Pro-Forma "Core Cash" Consolidated Statements of Income (In thousands, except per share amounts)
SLM CORPORATION Pro-Forma "Core Cash" Reconciliation of GAAP Net Income to "Core Cash" Net Income (In thousands)